UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

GLOBAL ENERGY INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-28025	86-0951473

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Madison Avenue, 15th Floor, New York, NY	10017

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 646-673-8435

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 11, 2008, Global Energy, Inc. ("Global") entered into a Joint Venture Agreement (the "Agreement") with S.C. Supercom S.A., a Romanian company ("SC"), and S.C. Target Group S.R.L., a Romanian company ("TG").

Global and SC have agreed to incorporate a legal entity in Romania under the name “Super Energy S.A.”(“NewCo”), which is to engage in converting municipal solid waste (“MSW”) into diesel fuel in Romania using certain KDV500 systems and related technology developed by Dr. Koch.

The initial share capital of NewCo is to be 51% held by Global and 49% held by SC, with each contributing 5% of their shares to TG upon incorporation of NewCo so that the share capital of NewCo would be held in the following manner: Global 46%, SC 44% and TG 10%. Initially, the board of directors of NewCo will be comprised of four board members, with Global and SC each entitled to appoint two each.

Additionally, it was agreed, among other things, that SC would purchase the first relevant system and install it no later than April 30, 2009, with SC transferring it to NewCo upon demonstration of the economic feasibility of said system, 30 days continuous operation and production at 75% efficiency, at the same cost and terms which SC was granted. Global’s affiliate, AK – Global Energy GmbH (“AK”), is to guarantee, together with the producer of the equipment, the good function of the installation to the established parameters, respectively processing MSW and obtaining 500 liters of diesel per hour.

All projects are to be financed by way of “project finance” pursuant to which SC will provide the 100% required equity via a special purpose vehicle. NewCo is to reimburse SC for investments it made on its behalf.

It was also agreed that NewCo would distribute to its shareholders at least 25% of all annual net profits after tax and after repayment of shareholder loans, in the form of dividends or otherwise.

Item 9.01  Financial Statements and Exhibits.

10.1	Joint Venture Agreement between Global Energy, Inc. and S.C. Supercom S.A. and S.C. Target Group S.R.L.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL ENERGY INC. By: /s/ Asi Shalgi ————————————————— Asi Shalgi President and Chief Executive Officer Date: November 20, 2008